Exhibit 10.2

The confidential portions of this exhibit have been filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 under the Securities Exchange Act of 1934, as amended. REDACTED PORTIONS OF THIS EXHIBIT ARE MARKED BY AN ***.
MASTER SUPPLY AGREEMENT
By and Between
Jubilant HollisterStier LLC
And
Endo Ventures Limited
This Master Supply Agreement (this “Agreement”) is made effective as of this 1st day of January 2016 (the “Effective Date”), by and between Endo Ventures Limited, a company organized and existing under the laws of Ireland (registered number 442731) having its principal office at Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland (“Endo”) and Jubilant HollisterStier LLC, a Delaware limited liability company located at 3525 North Regal, Spokane, Washington, 99207, United States (“Supplier”) (each individually a “Party” and collectively the “Parties”).
WITNESSETH:
WHEREAS, Endo wishes to purchase certain pharmaceuticals for human use (hereinafter “Products”); and
WHEREAS, Supplier has the experience and expertise necessary to perform the Manufacturing Services for, and supply the Products to, Endo; and
WHEREAS, Endo desires Supplier to perform the Manufacturing Services and to supply such Products to Endo; and Supplier desires to perform the Manufacturing Services and to sell such Products to Endo, all on the terms and conditions set forth in this Agreement;
NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, the Parties agree as follows:

1.	DEFINITIONS
The following terms, whether used in the singular or plural, shall have the meaning assigned to them below for purposes of this Agreement:

1.1.	“Adjusted Product Price” shall have the meaning set forth in Section 3.8 hereof.

1.1.	“ANDA” shall have the meaning set forth in Section 2.1.3 hereof.

1.2.
“Affiliate” shall mean any entity or individual which directly or indirectly controls, is controlled by, or is under common control with a Party. An entity shall be regarded as in control of another entity if it owns or directly or indirectly controls at least fifty (50%) of the voting interests of the other entity, or, in the absence of the ownership of at least fifty percent (50%) of the voting interests of an entity, has the power to direct or cause the direction of the management and policies of such entity, as applicable.

1.3.	“Agreement” shall have the meaning set forth in the Preamble hereof.

1.4.
“API (active pharmaceutical ingredient)” shall mean any substance or mixture of substances intended to be used in the manufacture of drug product and that, when used in the production of a drug, becomes an active ingredient of the drug product. Such substances are intended to furnish pharmacologic activity or other direct effect in the diagnosis, cure, mitigation, treatment or prevention of disease or to affect the structure and function of the body.

1.5.	“Applicable Laws” means all laws, statutes, rules, regulations, orders, judgments, injunctions and/or ordinances of any Governmental Agency.

1.6.
“Batch Record” shall mean the written procedures for production, process control and testing of the Products designed to assure that the Products has the identity, strength, quality, and purity they purport or are represented to possess and is used to ensure uniformity from batch to batch and compliance with cGMPs.

1.7.	“Business Day” means a day other than a Saturday, Sunday or a day that is a statutory holiday in Dublin, Ireland or the United States of America.

1.8.
“cGMP” means those practices in the manufacture of pharmaceutical products that are recognized as the current good manufacturing practices by the FDA or European Medicines Agency (EMA) in accordance with FDA or European regulations, guidelines, other administrative interpretations, and rulings in connection therewith, including but not limited to those regulations cited in 21 C.F.R. parts 210 and 211, all as they may be amended from time to time.

1.9.	“Confidential Information” shall have the meaning set forth in Section 14 hereof.

1.10.
“Contract Year” shall mean, for the first year, the period commencing on the Effective Date up to and including December 31 of the same calendar year, and for each year thereafter, shall mean a calendar year beginning on January 1 and ending on December 31.

1.11.	“DEA” shall mean the Drug Enforcement Administration of the U.S. Department of Justice, or any successor entity.

1.12.	“DMF” means Supplier’s Drug Master File for each Product.

1.13.	“Effective Date” shall have the meaning set forth in the Preamble hereof.

1.14.	“Endo Facility” means Endo’s Dublin, Ireland or other location designated by Endo.

1.15.
“Environmental Laws” means all applicable laws, directives, rules, ordinances, codes, guidelines, regulations, governmental, administrative or judicial orders or decrees or other legal requirements of any kind, whether currently in existence or hereafter promulgated, enacted, adopted or amended, relating to (i) safety (including occupational health and safety); conservation, preservation or protection of human health, drinking water, natural resources, biota and the environment; (ii) the introduction of any chemical substances, products or finished articles into the stream of commerce; (iii) the imposition of any discharge levy or other economic instrument to prevent or reduce discharge of pollutants; (iv) the conduct of environmental impact assessment in connection with the design, development and operation of any Facility or project; (v) the notification, classifications, registrations and labeling of new chemical substances; and/or (vi) the generation, use, storage, handling, treatment, transportation or disposal of Waste including without limitation any matters related to Releases and threatened Releases of Hazardous Materials.

1.16.
“Environmental Losses” means any and all fines, penalties, costs, liabilities, damages or losses incurred by Endo or an Affiliate of Endo, or for which Endo or an Affiliate of Endo is liable or obligated pursuant to any Environmental Law or Release or threatened Release of Hazardous Materials (i) arising out of the operation or ownership of the facilities of Supplier, the facilities of any Affiliate of Supplier, or the facilities of any subcontractor of Supplier or such subcontractor’s Affiliates or (ii) relating to, arising from, or in any way connected with, the testing, manufacture, packaging, generation, processing, storage, transportation, distribution, treatment, disposal or other handling of Product or materials used in the manufacture or packaging of Product, or associated by-products, raw materials, intermediates, Wastes or returned Product, by Supplier, Affiliates of Supplier, or subcontractors of Supplier or such subcontractor’s Affiliates, or their respective officers, directors, employees, agents or contractors but not any transportation or handling of Products after released to an Endo-designated carrier.

1.17.	“FCPA” shall have the meaning set forth in Section 8.1.5 hereof.

1.18.	“FD&C Act” shall mean the United States Federal Food, Drug and Cosmetic Act, as amended.

1.19.	“FDA” shall mean the United States Food and Drug Administration, or any successor entity.

1.20.
“Finished Product” means any finished pharmaceutical product in human dosage form that contains any Product finished to the extent specified in the PSS (defined herein) and is intended for commercial sale by Endo.

1.21.	“Force Majeure Event” shall have the meaning set forth in Section 15 hereof.

1.22.
“Free Goods Issue” means key starting materials, API, or bulk drug product to be supplied by Endo to Supplier free of charge for the purposes of this Agreement and as described in the Product Supply Scope for the Product, as may be amended by the mutual agreement of the Parties duly signed in writing.

1.23.
“Governmental Agency” means any court, agency, authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or any supranational organization of which any such country is a member, which has competent and binding authority to decide, mandate, regulate, enforce, or otherwise control the activities of the Parties or their Affiliates contemplated by this Agreement, including, without limitation, the FDA and the DEA.

1.24.
“Hazardous Materials” means any and all materials (including without limitation substances, chemicals compounds, mixtures, products, byproducts, biologic agents, living or genetically modified materials, wastes, pollutants and contaminants), that are (A) used by Supplier in performing services under this Agreement and are identified in any of the following clauses of this Section 1.26; (B) (i) listed, classified, characterized or regulated pursuant to Environmental Laws; (ii) identified or classified as “hazardous”, “dangerous”, “toxic”, “pollutant”, “contaminant”, “waste”, “irritant”, “corrosive”, “flammable”, “radioactive”, “reactive”, “carcinogenic”, “mutagenic”, “bioaccumulative”, or “persistent” in the environment; or (iii) in quantity or concentration capable of causing harm or injury to human health, natural resources or the environment, if Released or resulting in human exposure; or (C) petroleum products and their derivatives, asbestos-containing material, lead-based paint, polychlorinated biphenyls, urea formaldehyde, or viral, bacterial or fungal material.

1.25.	“Inability to Supply” shall have the meaning set forth in Section 3.6 hereof.

1.26.	“Initial Term” shall have the meaning set forth in Section 11.1 hereof.

1.27.
“Laws” means all international, national, federal, state, provincial and local laws, statutes, codes, rules, regulations, ordinances, orders, decrees or other pronouncements of any governmental, administrative or judicial authority having the effect of law, including, without limitation, Environmental Laws.

1.28.	“Lock Period” shall have the meaning set forth in each Product Supply Scope.

1.29.
“Manufacture” and “Manufacturing Services” means the manufacturing, quality control, quality assurance and stability testing, packaging and related services, as contemplated in this Agreement, required to produce the Products.

1.30.	“Manufacturing Process” shall mean any and all processes (or any step in any process) used or planned to be used by Supplier to Manufacture the Products, as evidenced in the Batch Records.

1.31.	“Manufacturing Site” means the facility, owned and operated by Supplier that is located at 3525 North Regal, Spokane, Washington.

1.32.	“Master Production Plan” shall have the meaning set forth in Section 3.1 hereof.

1.33.	“NDA” shall have the meaning set forth in Section 2.1.3. hereof.

1.34.	“Officials” shall have the meaning set forth in Section 8.1.5 hereof.

1.35.	“Payment” shall have the meaning set forth in Section 4.1 hereof.

1.36.
“Procurement Quota” means the quota allotted to Endo or the Supplier on behalf of Endo by the DEA pursuant to applicable DEA regulations so as to permit shipment of Product from Supplier to Endo or the Supplier.

1.37.
“Product” or “Products” means medical device(s)/API(s)/bulk Product/finished dosage form pharmaceuticals manufactured specifically for Endo and as more specifically described in Product Supply Scope attached hereto as Exhibit 1.

1.38.
“Product Price” means the price to be charged by Supplier for Product manufactured and supplied hereunder as delivered to Endo, which price shall include the cost of materials (except Free Goods Issue), manufacturing, standard quality control and quality assurance costs, testing, documentation, packaging, shipping materials, Manufacturing related transportation and taxes and which price is set forth in the Product Supply Scope.

1.39.	“Purchase Order” means an order from Endo specifying requested Purchase Order Delivery Dates, cost and quantities of the Products to be Manufactured by Supplier.

1.40.
“Purchase Order Delivery Date” shall mean a date for which delivery of any Product is stated in a Purchase Order and confirmed by Supplier. Unless the Parties otherwise agree in writing, on Delivery Date Product shall be released by both Parties and prepared for shipment per Section 3.4.

1.41.
“Product Supply Scope (PSS)” means the document attached to this Agreement as Exhibit 1 that defines Product costs and product specific manufacturing requirements including: Product pricing, price lock period, batch size, safety stock requirements.

1.42.	“Quality Agreement” shall mean a separate Quality Agreement entered into by the Parties.

1.43.	“Raw Material” means, collectively, raw materials, all excipients, packaging components, required to be used in order to produce the Products in accordance with the Specifications.

1.44.
“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the uncontrolled presence or the movement of Hazardous Materials through the ambient air, soil, subsurface water, groundwater, wetlands, lands or subsurface strata.

1.45.
“Services” shall mean Manufacturing Services Supplier performs for Endo as requested from time to time. All Manufacturing Services performed by Supplier for Endo shall be on a project basis. For each project, Supplier will submit a written proposal to Endo outlining the services to be provided and the estimated costs for performing such services (the “Project”). Upon approval of the Project by Endo, the Parties will complete and execute a Product Supply Scope for each Project similar to the form attached hereto as Exhibit 1. Upon execution by both Parties, each PSS shall be deemed to be incorporated into this Agreement by Reference. Supplier will undertake the performance of the Project only upon full execution of a PSS by Endo and Supplier.

1.46.	“Specifications” means the quality assurance and quality release specifications for Raw Materials and Product approved by Endo and Supplier.

1.47.	“Third Party” shall mean any person or entity other than Endo, Supplier and their respective Affiliates.

1.48.
“Waste” means all wastes which arise from the manufacture, handling or storage of Product hereunder, prior to release of Product to an Endo-designated carrier, or which is otherwise produced by Supplier or any of its Affiliates through the implementation of this Agreement, including Hazardous Materials.

The definitions in this Section 1 shall apply equally to both the singular and plural forms of the terms defined. As used in this Agreement, (i) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (ii) the words “hereof”, “herein”, “hereby” and derivatives or similar words refer to this entire Agreement; (iii) all references to Sections shall be deemed references to Sections of this Agreement and all references to Attachments shall be deemed references to Attachments to this Agreement, unless the context shall otherwise require; and (iv) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless otherwise specified.

2.	MANUFACTURING SERVICES

2.1.	Supplier will perform the Manufacturing Services for, and ship the Products to, Endo in accordance with this Agreement. In performing the Manufacturing Services and supplying the Products to Endo:

2.1.1.
Quality Control and Quality Assurance. Supplier will perform the quality control and quality assurance testing specified in the Quality Agreement. Batch review and release to Endo will be the responsibility of Supplier’s quality assurance group. Supplier will perform its batch review and release responsibilities in accordance with Supplier’s standard operating procedures. To obtain Endo’s written authorization to ship; Supplier shall provide to Endo via dublinsupplyops@endo.com mailbox the following documents in English:

2.1.1.1.	Certificate of analysis; and

2.1.1.2.	Certificate of compliance; and

2.1.1.3.	Endo formatted notice of production; and

2.1.1.4.
Executed batch records: The form and style of batch documents, including but not limited to, batch production records, lot packaging records, equipment set up control, operating parameters, and Supplier data printouts. Specific Product-related information contained in those batch documents is the exclusive property of Endo.

The Quality Agreement further details the quality assurance obligations and responsibilities of the Parties with respect to the Products. Notwithstanding anything to the contrary in this Agreement or in any other document or agreement, in the event of a conflict between this Agreement and the Quality Agreement, the Quality Agreement shall govern and control only with respect to the quality matters and this Agreement shall govern and control with respect to all other matters.

2.1.2.
Process and Specification Changes. Except required by Applicable Law, Supplier shall not make any changes to its process, raw materials, supply sources, Specifications, manufacturing locations or facilities used to make Product for Endo under this Agreement, including, without limitation, any such changes that may require Endo to provide notification to regulatory authorities, without the prior written consent of Endo, which consent shall not be unreasonably withheld or unduly delayed.

2.1.2.1.
Endo Requested Changes. In the event Endo requests to change the Specifications or the Quality Agreement; Endo shall promptly advise Supplier in writing of such intention. Such amendments will only be implemented following a technical review by Supplier and in the event that such changes directly impact Supplier’s scheduling or costs, Supplier shall promptly advise Endo as to any scheduling and/or price adjustments caused by such changes. Prior to implementation of such changes, the Parties agree to negotiate in good faith in an attempt to reach agreement on (1) the new price for any Product which embodies such changes, provided that the price shall not change more than the direct effect of such changes on Supplier’s costs for the Product, and (2) any other amendments to this Agreement which may be necessitated by such changes (e.g., an adjustment to the lead time for Purchase Orders). Once agreement is reached on items (1) and (2) above; Endo shall have the option of proceeding with the requested changes or not. If Endo elects to proceed with such changes, Endo shall reimburse Supplier for the actual out-of- pocket expenses incurred by Supplier as a result of such changes, including, but not limited to, reimbursing Supplier for its out-of-pocket validation and development costs, capital expenditure costs and costs for any Manufactured Products rendered unusable as a result of such changes.

2.1.2.2.
Changes Required by Applicable Law. If Supplier is required to change the Specifications in order to comply with Applicable Law or Governmental Agency, Supplier will promptly notify Endo of such changes and the cost of such changes. If either Party is unable or unwilling to make such changes, Endo will have the option of terminating the Product PSS with *** notice to Supplier and Supplier will have the option of terminating this Agreement with *** notice to Endo

2.1.3.
Technical Data. Supplier shall provide to Endo, without charge, all data and reports generated for Product as needed and required for Endo’s New Drug Application (“NDA”) or abbreviated New Drug Application (“ANDA”) or other FDA or Governmental Agency requests and/or requirements, in each case relating to any Finished Product.

2.1.4.	Raw Materials. Supplier will purchase and test all Raw Materials as required by the Specifications.

2.1.5.	Packaging. Supplier will purchase packaging materials and package the Products in specified batch sizes as specified by Endo in a manner suitable for safe and lawful shipment.

2.1.6.
Validation Activities. Supplier shall prepare the documentation, protocols, and procedures. Supplier shall validate its pharmaceutical manufacturing processes, tests, and methods as well as associated facilities, equipment and systems, keep such processes, tests, methods, facilities, equipment and systems, keep such processes, tests, methods, facilities, equipment, and systems current, and make results of validation and annual reviews of such processes, tests, methods, facilities, equipment, and systems available on site for audit or review by Endo in accordance with the Quality Agreement.

2.1.7.
DMFs. Supplier shall maintain all DMF(s) in compliance with FDA regulations and shall make reasonable commercial efforts to update such DMF(s) to accommodate any additional references thereto in any amendments that may be made to Endo’s NDA(s) or ANDA(s) or any accompanying supplements. For the avoidance of doubt, Supplier is under no obligation to make any changes to a DMF absent mutual agreement. Supplier shall furnish Endo with a Letter of Authorization granting Endo permission to cite the Supplier’s DMF in filings.

2.1.8.	Compliance. Supplier shall comply with all Applicable Laws applicable to or related to the use, possession, handling, transportation, sale or disposal of the Products.

3.	MASTER PRODUCTION PLAN AND PURCHASE ORDERS, PURCHASE OF PRODUCT; DELIVERIES

3.1.
Master Production Plan and Purchase. Orders Endo shall deliver to Supplier a Master Production Plan on or before the last working day of each calendar month during the Term that covers a *** period, which includes *** rolling binding, non-cancellable purchase orders, a firm PO, if required for the *** non-binding forecast (the “Master Production Plan”).

All firm orders for Product (the “Purchase Order”) placed for the *** shall specify: (i) the type of Product being ordered; (ii) the amount of such Product being requested (which shall be in whole batch size quantities with the batch size for each Product defined in Exhibit 1); and (iii) the requested Purchase Order Delivery Date which, unless otherwise agreed by Supplier in writing, shall be *** after receipt of the Purchase Order. Each Master Production Plan and accompanying binding Purchase Order shall be deemed to be automatically accepted unless Supplier notifies Endo of its rejection of the same within *** of its receipt. Once accepted by Supplier, Purchase Orders are firm and may not be cancelled or modified without the consent of the other Party. However, Supplier may reject Purchase Order Delivery Date and offer another Purchase Order Delivery Date but the new Purchase Order Delivery Date cannot be more than *** later than original Purchase Order Delivery Date. If there is a new Endo accepted Purchase Order Delivery Date, the Master Production Plan, to include Purchase Order, will be updated the following month to reflect agreed upon date.

3.2.
Purchase Quantities. Quantities actually shipped pursuant to a given Purchase Order may vary from the quantities reflected in such Purchase Order by *** and still be deemed to be in compliance with such Purchase Order; provided, that Endo shall only be invoiced and required to pay for the quantities of the Products which Supplier actually delivers to Endo. Changes from committed Purchase Order Delivery Dates will be acceptable ***. If Supplier does not meet the committed Purchase Order Delivery Date, Supplier is deemed not able to meet its obligations under this Agreement per Section 3.5, Late Delivery.

3.3.
Adjustments to Master Production Plan and Purchase Orders. Any change to the accepted Purchase Order amount or Purchase Order Delivery Date cannot occur without both Parties agreeing to change in writing duly signed by their authorized signatories.

3.4.
Delivery Terms and Purchase Order Delivery Date. Terms of delivery for the Products shall be *** (ICC Incoterms® 2010). By the Purchase Order Delivery Date, title and risk of loss and/or damage to the Products shall pass to ***. All Products shall be properly prepared for safe and lawful shipment by Supplier and accompanied by appropriate transportation and other agreed upon documentation.

3.5.
Late Delivery. Provided Endo has provided acceptable Free Goods Issue within the PSS specified lead time, notwithstanding the foregoing, in the event that Product is delivered after the Purchase Order Delivery Date specified in the applicable Purchase Order, and such late delivery has not been delivered by the *** the specified Purchase Order Delivery Date, then Endo may begin charging Supplier a late delivery charge. Late delivery charge will be for *** that the delivery is late equal to the following percentages of the Product Price payable to Endo in respect to such Product, as determined pursuant to PSS, ***

For example, if the Product was delivered in the *** following the *** after the specified Purchase Order Delivery Date, the late fee would be ***. Endo may deduct any such charge from any payment subsequently due to Supplier hereunder. If Product is not delivered *** after the specified Purchase Order Delivery Date, Inability to Supply will apply.

3.6.
Inability to Supply. Starting with ***, Supplier is considered to be in an “Inability to Supply” status. In the event of any Inability to Supply: (i) Supplier shall fulfill Purchase Orders with such quantities of conforming Product as are available; (ii) unless and until such Inability to Supply is remedied, Endo shall be *** under this Agreement to ***. Nothing in this Section 3.6 shall relieve Supplier of any other obligation or liability under this Agreement.

Without limiting the generality of the foregoing, in the event of, and during the occurrence of, any Inability to Supply, if Endo elects to purchase any Product from a Third Party in order to replace Products that Supplier could not deliver to Endo hereunder, ***. The remedies granted to Endo pursuant to this Section shall be in addition to, and not in lieu of, any other remedies available to Endo at law or in equity.

3.7.	Alternate Suppliers. Nothing in this Agreement shall prevent, prohibit or restrict Endo from purchasing the Products from any Third Party.

3.8.
Price Change. Effective after the Lock Period as set out in the PSS for the Product, Product Price may be adjusted *** in Producer Price Index (PPI) for Total Manufacturing Industries as published by the United States Department of Labor Bureau. The Adjusted Product Price is calculated by ***

The Adjusted Product Price shall be effective for all Product deliveries *** in which the adjustment is requested.

4.	PAYMENT: TAXES

4.1.
Payment.    Endo shall pay Supplier only for the Services requested by Endo and identified in the PSS. If Supplier anticipates that a project shall exceed the costs identified in the PSS, Supplier shall notify Endo, as soon as possible, of such additional costs. Endo must approve such additional costs in writing prior to Supplier incurring any such costs. Supplier shall submit invoices to Endo upon Product ready for delivery as set forth in Purchase Order. Endo shall be obliged to pay Product Price stated in the applicable PSS. Endo shall pay all undisputed amounts due in ($) USD within forty-five (45) calendar days from the date of the invoice. If Endo disputes all or any portion of an invoice, it shall be required to pay only the amount not in dispute, and in such event Endo shall notify Supplier of the amount and nature of the dispute within five (5) business days of receipt of invoice. All payments due to Supplier shall be made by check or wire transfer for deposit to the bank account of Supplier at a designated bank in the country where the Supplier’s place of business is located. Endo may be required to disclose certain payments made under this Agreement pursuant to the Transparency Reports and Reporting of Physician Ownership Interests provisions of the Social Security Act (42 U.S.C. 1320a-7h) (“Physician Payment Sunshine Act”) and any other applicable local, state and federal laws, rules, regulations and guidelines relating to the performance of this Agreement.

4.2.
Taxes. Notwithstanding anything contained herein, the Manufacturing Services do not include sales, use, consumption, or excise taxes of any taxing authority. The amount of such taxes, if any, will be added to the Manufacturing Services in effect at the time of the delivery of the Product thereof and shall be reflected in the invoices submitted to Endo by Supplier pursuant to this Agreement. Endo shall pay the amount of such taxes to Supplier in accordance with the payment provisions of this Agreement.

5.	RECALLS

5.1.
Control of Recall. All recalls of any Finished Product, and EMA and FDA contacts relating to any such recalls shall be the responsibility of, and under the control of, Endo. Endo shall notify the EMA, FDA, DEA, and any foreign regulatory agencies of any recall, and shall be responsible for coordinating all necessary activities regarding the action taken. In the event that either Party has reason to believe that any Finished Products should be recalled or withdrawn from distribution, such Party shall promptly inform the other in writing prior to taking any such action. Endo shall have the responsibility for making the final decision regarding any recall, withdrawal or field correction relating to any Finished Product.

5.2.
Supplier Fault. If any Finished Product is recalled as a result of Supplier’s failure to supply any Product in accordance with this Agreement or manufacturing defect in the Product due to negligence of Supplier, then Supplier shall reimburse Endo for all documented out-of-pocket expenses incurred by Endo or its Affiliates as a result of such recall. Endo shall give Supplier prompt written notice of any Finished Product recalls that Endo believes were caused or may have been caused by such failure by Supplier.

5.3.	Sharing of Recall Expenses. If each Party contributes to the cause for a recall, the expenses actually incurred as a result of such recall will be shared in proportion to each Party’s responsibility.

6.	INTELLECTUAL PROPERTY

6.1.	Endo Property.

6.1.3.
All materials, inventions, know-how, methodologies, trademarks, Specifications, information, data, writings and other property in any form whatsoever, which is provided or otherwise made available to Supplier by or on behalf of Endo, whether or not it is used by Supplier with respect to the performance of its obligations hereunder, and which was owned or Controlled by Endo prior to being provided or made available to Supplier, shall remain the property of Endo (the “Endo Property”). Without limiting the foregoing, Endo shall retain all rights, title and interest in and to such Endo Property, including without limitation all patents, copyrights, trademarks, trade secrets and other intellectual property and proprietary rights and any ideas, concepts, designs, inventions and expressions embodied in or appurtenant to such Endo Property. Endo hereby grants to Supplier a non-transferable, non-exclusive license to use any Endo Property supplied to Supplier hereunder solely to the extent and for the duration necessary to enable Supplier to perform its obligations hereunder. Supplier shall not acquire any other right, title or interest in or to the Endo Property as a result of its performance hereunder. “Controlled” means, with respect to any material, item of information or intellectual property right, the possession, whether by ownership or license, of the right to grant a license or other right with respect thereto without violating the contractual or intellectual property rights of any third party.

6.1.4.
Any improvements or modifications to Endo Property (“Improvements”), and any creative ideas, proprietary information, developments, or inventions developed, conceived, created, authored or reduced to practice by or on behalf of Supplier during the Term and related to the activities carried out in the performance of this Agreement (“Developments”), either alone or in concert with Endo or any third parties, shall be the exclusive property of Endo, and Endo shall own all rights, title and interest in and to such Improvements and Developments. Such ownership shall inure to the benefit of Endo from the date of the conception, creation, reduction to practice or fixation in a tangible medium of expression of the Improvements or Developments, as the case may be. All copyrightable aspects of such Improvements and Developments shall be considered “Work Made For Hire” as defined in §101 of the 1976 Copyright Act (as amended), and all rights, title and interest in and to such Improvements and Developments hereby is and shall be transferred to and vested in Endo without any additional compensation to Supplier or its Personnel. In the event that any Improvements or Developments do not qualify to be Work Made For Hire, Supplier hereby irrevocably transfers, assigns and conveys, and shall cause its Personnel to irrevocably transfer, assign and convey, all rights, title and interest in and to such Improvements or Developments to Endo, at no cost to Endo, free and clear of any liens and encumbrances, and Supplier agrees to execute, and shall cause its Personnel to execute, all documents necessary, in Endo’s discretion, to do so. All such assignments shall include, but are not limited to, those relating to existing or prospective copyrights, patent rights and all other intellectual property rights in any country. Supplier also agrees that it shall, and shall cause its Personnel to, promptly notify Endo of any intellectual property developed or otherwise included as

Improvements or Developments, and to provide reasonable assistance *** in the procurement or enforcement of any such intellectual property.

7.	Supplier Property

7.1.
All materials, inventions, know-how, methodologies, trademarks, information, data, writings and other property, in any form whatsoever, which is provided to Endo by or on behalf of Supplier, or which was used by Supplier with respect to the performance of its obligations hereunder, and which was owned or Controlled by Supplier prior to its performance hereunder, shall remain the property of Supplier (the “Supplier Property”). For avoidance of doubt, Supplier Property excludes any Endo Property, Improvements and Developments. Endo shall acquire no right, title or interest in Supplier Property as a result of Supplier’s or Endo’s performance hereunder. In producing Improvements and Developments, Supplier shall not incorporate into such Improvements and Developments any Supplier Property or other materials in which Supplier or any third party has pre-existing proprietary rights (collectively, “Pre- Existing Materials”), except such Pre-Existing Materials as may be approved in advance by Endo in writing. Any such Pre-Existing Materials incorporated into the Improvements and Developments but not approved in advance by Endo in writing shall be deemed Improvements and Developments. With respect to Pre-Existing Materials incorporated into Improvements and Developments which are approved in advance by Endo in writing, Supplier hereby grants to Endo, in the case of Supplier’s Pre-Existing Materials, or shall obtain for Endo, in the case of third party Pre- Existing Materials, a non-transferable, non-exclusive license to use, disclose, reproduce, modify, prepare derivative works, publicly perform and display, transmit, sublicense, sell, offer for sale and distribute (including the right to sublicense, sell, offer for sale and distribute through multiple tiers), practice, make, have made, import and otherwise make use of such Pre-Existing Materials in connection with the Product, Improvements and Developments. Such rights shall extend to Endo’s present and future Affiliates, successors and assigns.

8.	REPRESENTATIONS AND WARRANTIES

8.1.	Supplier represents and warrants:

8.1.3.
that it has the experience, capability and resources to efficiently and expeditiously provide the Manufacturing Services under this Agreement, and that the Manufacturing Services shall be performed in a workmanlike manner with professional diligence and skill and in conformance with applicable specifications or requirements as set forth in this Agreement or the PSS.

8.1.4.
that it is not a party to any agreement that would prevent it from fulfilling its obligations under this Agreement or any PSS, and that it shall not enter into an agreement to provide services that would restrict its ability to perform under this Agreement during its term.

8.1.5.
that Supplier is not now nor has in the past been suspended, proposed for debarment or debarred by the United States Food and Drug Administration or any other government or regulatory authority; Supplier has never been convicted of a felony under federal law for conduct relating to the development or approval of a drug product and/or relating to a drug product; Supplier is not currently suspended or otherwise excluded by any governmental entity from receiving federal contracts; and Supplier’s employees, agents, representatives and subcontractors who perform Manufacturing Services under this Agreement are not suspended, proposed for debarment or debarred by the federal government.

8.1.6.
that it and its employees, subcontractors, agents, representatives, and invitees shall comply with all applicable laws, regulations, rules, requirements, ordinances and other requirements of local and state authorities and the federal government during the term of and in the performance of this Agreement, and that Supplier’s actions in establishing and performing this Agreement have been and will be consistent with ethical business practices and without the influence of any association with an Endo employee, officer or director that would amount to a conflict of interest.

8.1.7.
that Supplier shall not make any payment, either directly or indirectly, of money or other assets, including but not limited to the compensation Supplier derives from this Agreement, or provide any gifts, entertainment or other thing of value (hereinafter collectively referred to as a “Payment”) to government or political party rolling forecast, employees of state-owned entities, including employees of state-owned medical/clinical facilities, officials of international organizations, candidates for public office, or representatives of other businesses or persons acting on behalf of any of the foregoing (collectively, “Officials”) where such payment would constitute violation of any law, including, the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-l, et seq. (“FCPA”). In addition, regardless of legality, Supplier shall make no Payment either directly or indirectly to Officials if such payment is for the purpose of influencing decisions or actions with respect to the subject matter of this Agreement or any other aspect of Endo’s business.

8.1.8.
that as of the Effective Date, it has not received written notice from a Third Party asserting that Supplier’s Product or the Manufacturing Process of a Product infringe a claim of a patent owned or controlled by such party.

8.1.9.
to Endo that the Products, at the time of delivery to Endo shall (a) be of merchantable quality, and be free from defects in material and workmanship; (b) conform to the Specifications, as then in effect, (c) have been Manufactured in compliance with all Applicable Laws and in accordance with cGMPs; (d) not be (i) adulterated or misbranded by Supplier within the meaning of the FD&C Act or (ii) an article that may not be introduced into interstate commerce under the provisions of Section 404 or 505 of the FD&C Act; (e) meet all standards and requirements under Applicable Laws to be lawfully shipped and sold; and (f) date of manufacture shall not be more than the PSS defined number of days from Purchase Order Delivery Date on accepted Purchase Order.

8.2.
Supplier and Endo represent and warrant to the other that the execution, delivery and performance of this Agreement have been authorized by all necessary corporate action, do not conflict with or result in a material breach of the articles of incorporation or by-laws of such Party or any material agreement by which such Party is bound, or any law, regulation or decree of any governmental entity or court that has jurisdiction over such Party.

8.3.	Supplier and Endo warrant that they shall report any suspected or actual violation of any anti-bribery/anti-corruption laws to the other party immediately.

8.4.
Endo represents warrants and covenants that it will not request or require Supplier to perform any assignments or tasks in a manner that would violate any applicable law or regulation or to handle any substances or materials that do not have specific safe handling instructions. Endo shall be solely responsible for its decision to use or report (or not use or report) data or information provided by Supplier. Endo will cooperate with Supplier in taking any actions that Supplier reasonably believes are necessary to comply with any regulatory obligations that are agreed by the parties to be transferred by Endo to Supplier in accordance herewith (at Endo’s sole cost and expense). Supplier shall inform Endo of the result of any regulatory inspection which directly concerns or affects the Manufacturing Services (to the extent that such information is capable of being disclosed by Supplier without breaching any obligation of confidentiality, law or regulatory requirement).

8.5.
Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON- INFRINGEMENT.

8.6.
Alleged Infringement. If subsequent to the Effective Date, Supplier’s Product or process of manufacture of a Product becomes or is likely to become the subject of an infringement claim, Supplier may at its sole option: (i) procure the right to use the applicable intellectual property in the process for manufacture of such Product; (ii) modify the process of manufacture; or (iii) if, in Supplier’s opinion, neither (i) nor (ii) above are commercially reasonable, Supplier may terminate Supplier’s obligations (and the Company’s rights) hereunder with respect to such Product.

8.7.
Reservation of Rights. All rights to and interests in Supplier’s and its Affiliates’ intellectual property, including any improvements thereto, will remain solely with Supplier and its Affiliates and no right or interest therein is transferred or granted to Endo except as expressly provided for herein. Endo agrees that it does not acquire a license or any other right to Supplier or its Affiliate’s intellectual property or improvements thereto. Without limiting the foregoing, Supplier and its Affiliates expressly reserve all patent rights directed to end products or to APl(s) in combination with excipients or other active pharmaceutical ingredients, including but not limited to therapeutic uses and drug delivery technology.

8.8.
Legal Compliance.    Each Party shall comply in all material respects with all Applicable Laws applicable to the conduct of its business pursuant to this Agreement, including, but not limited to, the FD&C Act.

9.	ENVIRONMENTAL REPRESENTATIONS AND WARRANTIES

9.1.	Environmental Representations.

9.1.3.
Supplier hereby represents and warrants that as of the Effective Date of this Agreement there is no pending or likely governmental enforcement action or private claim against Supplier, no Release or threatened Release of Hazardous Materials, nor any other environmental conditions, events or circumstances that are reasonably likely to limit, impede or otherwise jeopardize the Supplier’s ability to meet its obligations under this Agreement.

9.1.4.
Supplier shall perform all of the services provided herein in compliance with all Environmental Laws and all necessary environmental or other licenses, registrations, notifications, certificates, approvals, authorizations or permits required under Environmental Laws and any private permission. Supplier shall abate any condition or practice, regardless of whether such condition or practice constitutes non- compliance with Environmental Laws that poses a significant threat to human health, safety, or the environment, or would be reasonably likely to limit, impede, or otherwise jeopardize Supplier’s ability to fulfill its obligations to Endo.

9.1.5.	Supplier shall be solely responsible for all Environmental Losses incurred during the manufacturing of the Product under this Agreement.

9.2.	Permits, Licenses and Authorization; notice to Endo.

9.2.1.
Supplier shall be solely responsible for obtaining, and shall obtain in a timely manner, and maintain in good standing, all necessary environmental or other licenses, registrations, notifications, certificates, approvals, authorizations or permits required under Environmental Laws and any private permissions, whether de novo documents or modifications to existing documents, which are necessary to perform the services hereunder, and shall bear all costs and expenses associated therewith.

9.2.2.	Supplier shall provide copies of all items referenced in Section 9.2.1. to Endo upon request by Endo.

9.2.3.
Supplier shall provide Endo with immediate verbal notice, confirmed in writing within ***, in the event of any significant condition incident, which shall include any event, occurrence, or circumstance, including any governmental or private action, which could materially impact Supplier’s ability to fulfill its obligations under this Agreement. These include, but are not limited to: (i) material revocation or modification of any of the documents described in Section 9.2.1., (ii) any action by governmental authorities that may reasonably lead to the material revocation or modification of Supplier’s required permits, licenses, or authorizations, (iii) above, any third party claim against the management or ownership of the facility that could reasonably impact Supplier’s obligations under this Agreement, (iv) any fire, explosion, significant accident, or catastrophic release of hazardous substances, or significant “near miss” incident, (v) any significant non-compliance with Environmental Laws, and (vi) any environmental condition or operating practice that may reasonably be believed to present a significant threat to human health, safety or the environment.

9.3.	Hazardous Materials and Waste.

9.3.1.
The generation, collection, storage, handling, transportation, movement of all Hazardous Materials and Waste, as applicable, in compliance with Environmental Laws as well as the investigation, remediation and monitoring of Release or threatened Release of Hazardous Materials shall be the sole responsibility of Supplier at it sole cost and expense. Without limiting other legally applicable requirements, Supplier shall prepare, execute and maintain, as the generator of Waste, all registrations, notices, shipping documents and manifests required under Environmental Laws and in accordance therewith. Supplier shall utilize only reputable and lawful waste transportation and disposal vendors, and shall not knowingly utilize any such vendor whose operations endanger human health or the environment.

9.3.2.	Supplier acknowledges that the selection of Waste transportation, treatment, and disposal vendors belongs to it alone, subject only to the condition stated in this Section 9.3.

9.4.
Supplier’s Waste Liability. Supplier agrees to release Endo from any liability and waive any claim, pursuant to statute, code, or common law, that Endo is liable to it or to any third party, for any Environmental Loss arising out of the management of Supplier’s Waste.

9.5.
Equipment.    Supplier shall be solely responsible for the safe operation and maintenance of all equipment used to fulfill its obligations under this Agreement, and all associated employee training, regardless of whether the equipment is owned by Endo, Supplier, or a third party.

9.6.	Survival. The representations, warranties and obligations of Supplier under this Section 9 shall survive termination or expiration of this Agreement.

10.	CO-OPERATION

10.1.	Governmental Agencies. Each Party may communicate with any Governmental Agency regarding the Products if, in the opinion of that Party’s counsel, the communication is necessary to comply with the terms of this Agreement or the requirements of any Applicable Law. Unless there is a legal prohibition against doing so, upon being contacted by any Governmental Agency for any regulatory purpose related to the Product or the NDA for the Product, Supplier shall immediately notify Endo. Endo shall be responsible for providing all responses directly to the Governmental Agency regarding inquiries related to the manufacture, export, import, marketing, promotion, and /or sale of the Product, including any amendments or supplements to the NDA for the Product relating to its marketing, promotion and/or sale and Endo shall copy Supplier with all such responses.

10.2.
Records and Accounting by Supplier. Supplier will keep records of the Manufacture, testing, and shipping of the Products, and retain samples of the Products as are necessary to comply with Applicable Law, as well as to assist with resolving Product complaints and other similar investigations. Copies of the records and samples will be retained for a period of one year following the date of Product expiry, or longer if required by Applicable Law, at which time Endo will be contacted concerning the delivery and destruction of the documents and/or samples of Products.

10.3.
Inspection.    Endo may inspect the Manufacturing Site, Supplier facilities, Manufacturing reports, and Manufacturing records relating to this Agreement ***. This limit does not apply to audits for cause. The right of inspection provided in this Section 10.3 does not include a right to access or inspect Supplier’s financial records that are unrelated to Supplier’s performance under this Agreement. If there are regulatory inspections due to new market filings submitted by Endo, the Supplier will communicate in writing to Endo any proposed regulatory inspection audit costs ***.

10.4.
Access. Supplier will give Endo access, together with Supplier representatives, to the Manufacturing Site in which the Products are Manufactured, stored, handled, or shipped to permit Endo to verify that the Manufacturing Services are being performed in accordance with the Specifications, cGMPs, and Applicable Laws.

10.5.
Notification of Regulatory Inspections.    Supplier will notify Endo within five (5) Business Day (if it is permitted by Law) of any inspections by any Governmental Agency specifically involving or potentially affecting the Products. Supplier will also notify Endo of receipt of any form 483’s or warning letters or any other significant regulatory action which Supplier’s quality assurance group determines could impact the regulatory status of the Products.

11.	TERM; TERMINATION

11.1.
Term.    Unless sooner terminated pursuant to the terms hereof, the term of this Agreement shall commence on the Effective Date and shall continue for three (3) years unless terminated early pursuant to this Section (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of one (1) year each, unless and until it is terminated (as set out below).

11.2.
At Will Termination. This Agreement may be terminated at any time for any reason by either Party with *** to the other Party. *** In the event of any termination of this Agreement or any individual PSS, ***.

11.3.	Termination for Default; Finished Product Withdrawal, Inability to Supply.

11.3.1.
Default. This Agreement may be terminated by either Party in the event of the material breach or default by the other Party of the terms and conditions hereof; provided that the other Party shall first give to the defaulting Party written notice of the proposed termination or cancellation of this Agreement, specifying the grounds therefor. Upon receipt of such notice, the defaulting Party shall have *** to respond by curing such default; or by delivering to the other Party a certificate that such breach is not capable of being cured within such *** and that the breaching Party is working diligently to cure such breach; but in no event shall the time period for curing such breach exceed an additional ***. If the breaching Party does not so respond or fails so to work diligently and to cure such breach within the additional time set forth above, then the other Party may either suspend the Agreement indefinitely or terminate the Agreement. Termination of this Agreement pursuant to this Section 11.3.1 shall not affect any other rights or remedies which may be available to the non-defaulting Party.

11.3.2. Finished Product Withdrawal. The PSS will automatically terminate with regard to a particular Product covered under a PSS without any further action by either Party if the Finished Product containing such Product is withdrawn as a result of FDA or EMA actions or voluntarily withdrawn by Endo.

11.3.3.	Inability to Supply. at Endo’s sole discretion, Endo may terminate this Agreement immediately by written notice to Supplier upon the occurrence of an Inability to Supply.

11.4.	Bankruptcy; Insolvency. Either Party may terminate this Agreement upon the occurrence of either of the following:

11.4.1.
the entry of a decree or order for relief by a court having jurisdiction in respect of the other Party in an involuntary case under the Federal Bankruptcy Code, as now constituted or hereafter amended, or under any other applicable federal or state insolvency or other similar law and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days; or

11.4.2.
the filing by the other Party of a petition for relief under the Federal Bankruptcy Code, as now constituted or hereafter amended, or any other applicable federal or state insolvency or other similar law.

11.5.	Termination by Mutual Agreement This Agreement may be terminated at any time upon mutual written agreement between the Parties duly signed by their authorized signatories.

11.6.	Expiration: Termination; Consequences.

11.6.1.
Upon receipt of written notice to terminate this Agreement, both Parties shall promptly meet to finalize a plan to conclude/wind-down Supplier’s activities within ***. Within a reasonable time after any termination of this Agreement, Supplier shall deliver to Endo all work product and Materials resulting from the performance of the Manufacturing Services. Upon receipt of notice of termination of the PSS, Supplier shall cease all work and collect and deliver to Endo whatever work product and Materials then exists in the manner prescribed by Endo in the notice. Any advance payments or other funds held by Supplier that are unearned at the end of the *** shall be returned to Endo within ***. If, however, Endo fails to pay undisputed invoices when due, in addition to its other rights under this Agreement, in law or under equity, Supplier will ***. If Supplier in its discretion determines that its continued performance of Manufacturing Services could constitute a potential or actual violation of regulatory requirements, then Supplier may terminate this Agreement by giving notice stating the effective date of such termination.

11.6.2.
Upon expiration or termination of this Agreement, whichever is sooner (but in the case of termination, only if directed by the terminating Party in the notice of termination), Supplier shall Manufacture and ship, and Endo shall purchase in accordance with the provisions hereof, any and all amounts of Products ordered by Endo hereunder prior to the date on which such notice is given; provided that, upon termination in respect of a specific Product pursuant to Section 11.3.2. hereof or upon termination pursuant to Section 11.3.3. hereof, Endo shall no longer be obligated to the then current Master Production Plan and shall have no obligation to purchase any further amounts of the applicable Product(s) from Supplier.

12.	NONCONFORMING PRODUCTS
12.1.    Nonconforming Products. In the event that any of the Products delivered to Endo hereunder shall, upon visual inspection, fail to conform with any warranty set forth herein, Endo shall reject such Product by giving written notice (“Deficiency Notice”) to Supplier within *** after Endo’s receipt of such Product and all associated quality assurance documents, including, without limitation, the certificate of analysis. Endo shall give a Deficiency Notice of any defect not discovered during *** after discovery thereof by Endo, but in no event after the expiration date of such Product. Any Deficiency Notice given hereunder shall specify the manner in which the Product fails to meet the Specifications, cGMPs or Applicable Laws. Upon receipt of a Deficiency Notice, Supplier shall have *** to advise Endo by notice in writing that it disagrees with the contents of such Deficiency Notice. If Endo and Supplier fail to agree within *** after Supplier’s notice to Endo as to whether any Products identified in the Deficiency Notice deviate from the Specifications, cGMPs or Applicable Laws, then the Parties shall mutually select an independent laboratory to evaluate if the Products deviate from the Specifications, cGMPs or Applicable Laws. If it is determined by agreement of the Parties (or in the absence or agreement of the Parties, by such independent laboratory, ***) that the nonconformity is due to damage to the Product caused by ***. If the nonconformity is caused by Supplier’s breach of this Agreement, negligence or willful misconduct, then Supplier ***. If Endo shall have previously paid for such defective Products, ***.

12.2.
Disposition of Nonconforming Product. In any case where Endo expects to make a claim against Supplier with respect to damaged or otherwise nonconforming Product, Endo shall not dispose of such Product without written authorization and instructions of Supplier either to dispose of the Product or to return the Product to Supplier.

13.	INDEMNIFICATION AND INSURANCE

13.1.
Indemnification by Endo.    Endo shall indemnify, defend and hold Supplier, its Affiliates and their respective directors, officers, employees, agents, successors and assigns, harmless from and against any damages, judgments, claims, suits, actions liabilities, costs and expenses (including, but not limited to, reasonable attorneys’ fees) resulting from any Third Party claims or suits arising out of (a) Endo’s breach of this Agreement including any of its warranties or representations hereunder, or (b) Endo’s negligent act or omissions or willful misconduct.

13.2.
Indemnification by Supplier. Except as otherwise provided in Section 13.1 above, Supplier shall indemnify, defend and hold Endo, its Affiliates and their respective directors, officers, employees, agents, successors and assigns harmless from and against any damages, judgments, claims, suits, actions, liabilities, costs and expenses (including, but not limited to reasonable attorneys’ fees) resulting from any Third Party claims or suits arising out of (a) Supplier’s breach of this Agreement, (b) Supplier’s breach of any of its warranties or representations hereunder, or (c) Supplier’s negligent acts or omissions or willful misconduct.

13.3.
Limitation of Liability and Claims. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING, BUT NOT LIMITED TO, ANY CLAIM FOR DAMAGES BASED UPON LOST PROFITS OR LOST BUSINESS OPPORTUNITY.

13.4.	Notwithstanding anything contained in this Agreement, Supplier's aggregate liability to Endo and its Affiliates under this Agreement shall be ***.

13.5.	Insurance. Each Party shall maintain during the performance of this Agreement the following insurance or self-insurance in amounts no less than that specified for each type:

13.5.1.	General liability insurance with combined limits of not less than *** and *** for bodily injury, including death, and property damage;

13.5.2.	Worker’s compensation insurance in the amounts required by the law of the state(s) in which such Party’s workers are located and employer’s liability insurance with limits of not less than ***;

13.5.3.
In the event that the use of a Supplier-owned motor vehicle is required in the performance of this Agreement, automobile liability insurance with combined limits of not less than *** and *** for bodily injury, including death, and property damage is required; and

13.5.4.	Product liability insurance with limits not less than ***.

13.6.
Evidence of Insurance.    Each Party shall provide the other with evidence of its insurance upon written request. Each Party shall provide to the other thirty (30) days, prior written notice of any cancellation or change in its coverage.

14.	CONFIDENTIALITY

14.1.
Each of Endo and Supplier agrees not to publish, disclose or use for any purpose other than its performance hereunder any of the other Party’s confidential or proprietary information, including, without limitation, information stored on audio or video tapes and disks, or information or knowledge visually acquired by or generated by Endo or Supplier personnel in the form of written notes and memoranda memorializing information or knowledge acquired visually, aurally or orally as might be the case, in the course, for example, of one Party’s inspection of the other’s Manufacturing or Product records (collectively, “Confidential Information”). Confidential Information includes, without limitation, the terms and conditions of this Agreement. Confidential Information shall also include information of the Endo or Supplier that a reasonable person would consider confidential or proprietary under the circumstances.

14.2.
Each Party shall limit disclosure of Confidential Information received hereunder to only those of its (or its Affiliates’) officers and employees who are directly concerned with the performance of this Agreement. Each Party shall advise such officers or employees upon disclosure of any Confidential Information to them of the confidential nature of the Confidential Information and the terms and conditions of this Article, and shall use all reasonable safeguards to prevent unauthorized disclosure of the Confidential Information by such officers and employees.

14.3.	Both Parties agree that the following shall not be considered Confidential Information subject to this Agreement:

14.3.1.	information that is in the public domain by publication or otherwise, provided that such publication is not in violation of this Agreement by receiving party;

14.3.2.
information that the receiving Party can establish in writing was in the receiving Party’s possession prior to the time of disclosure by the disclosing Party and was not acquired, directly or indirectly, from the disclosing Party;

14.3.3.	information that the receiving Party lawfully receives from a Third Party; provided that such Third Party was not legally required to hold such information in confidence;

14.3.4.
information that, prior to the disclosing Party’s disclosure thereof, was independently developed by the receiving Party without reference to or reliance on any Confidential Information as established by appropriate documentation; and

14.3.5.
information that the receiving Party is compelled to disclose by a court, administrative agency, or other tribunal; provided that in such case the receiving Party shall immediately give as much advance notice as feasible to the disclosing Party to enable the disclosing Party to exercise its legal rights to prevent and/or limit such disclosure. In any event, the receiving Party shall disclose only that portion of the Confidential Information that is legally required to be disclosed.

14.4.
All Confidential Information shall remain the property of the disclosing Party. At the termination of this Agreement upon the request of disclosing party, receiving party shall immediately return or destroy any disclosing party Confidential Information in receiving party’s possession, custody or control, except that receiving party may keep one (1) copy for archival purposes.

14.5.
Each Party acknowledges and expressly agrees that the remedy at law for any breach by it of the terms of this Section 14 shall be inadequate and that the full amount of damages which would result from such breach are not readily susceptible to being measured in monetary terms. Accordingly, in the event of a breach or threatened breach by either Party of this Section 14, the other Party shall be entitled to immediate injunctive relief prohibiting any such breach and requiring the immediate return of all Confidential Information. The remedies set forth in this Section 14 shall be in addition to any other remedies available for any such breach or threatened breach, including the recovery of damages from the breaching Party.

14.6.
The terms and conditions of this Agreement, but not the fact of its existence, shall constitute Confidential Information of either Party, except that either Party may disclose such terms and conditions to its Affiliates in accordance with Section 14.2 hereof.

14.7.	The confidentiality obligations of receiving party hereunder shall continue during the term of this Agreement and shall survive for *** from the expiration or termination of this Agreement.

15.	FORCE MAJEURE

15.1.
Effects of Force Majeure. Except for Endo’s obligation to make payments under this Agreement, neither Party shall be held liable or responsible for failure or delay in fulfilling or performing any of its obligations under this Agreement in case such failure or delay is due to any condition beyond the reasonable control of the affected Party including, without limitation, Acts of God, Government/FDA actions or guidance and/or foreign equivalents, strikes or other labor disputes, lockout, war, riot, earthquake, tornado, hurricane, fire, civil disorder, explosion, accident, flood, sabotage, lack of or inability to obtain adequate fuel, power, materials, labor containers, transportation, supplies or equipment, breakage or failure of machinery or apparatus, national defense requirements, or Raw Material’s supplier strike, lockout or injunction (a “Force Majeure Event”). Such excuse shall continue as long as the Force Majeure Event continues, provided that Endo may cancel without penalty any and all Purchase Orders in the event Supplier is unable to fulfill an outstanding Purchase Order within *** of its scheduled Purchase Order Delivery Date due to a Force Majeure Event. Upon cessation of such Force Majeure Event, Supplier shall promptly resume performance on all Purchase Orders which have not been terminated.

15.2.
Notice of Force Majeure Event. In the event either Party is delayed or rendered unable to perform due to a Force Majeure Event, the affected Party shall give notice thereof and its expected duration to the other Party promptly after the occurrence of the Force Majeure Event; and thereafter, the obligations of the affected Party will be suspended during the continuance of the Force Majeure Event. The affected Party shall take commercially reasonable steps to remedy the Force Majeure Event with all reasonable dispatch, but such obligation shall not require the settlement of strikes or labor controversies on terms unfavorable to the affected Party.

16.	PRESS RELEASES; USE OF NAMES

16.1.
Use of Names. Except as expressly provided or contemplated hereunder and except as otherwise required by Applicable Law, no right is granted pursuant to this Agreement to either Party to use in any manner the trademarks or name of the other Party, or any other trade name, service mark, or trademark owned by or licensed to the other Party in connection with the performance of this Agreement.

16.2.
Notwithstanding the above, as may be required by Applicable Law, Endo, Supplier and their respective Affiliates shall be permitted to use the other Party’s name and to disclose the existence of this Agreement in connection with securities or other required public filings, but shall request confidential treatment of sensitive business terms contained herein.

17.	DISPUTE RESOLUTION; VENUE

17.1.	Dispute Resolution. The Parties recognize that a bona fide dispute may from time to time arise while this Agreement is in effect which relates to either Party’s rights and/

or obligations hereunder. In the event of the occurrence of such a dispute, either Party may, by notice to the other Party, have such dispute referred to their senior officers as may be designated by each Party for attempted resolution by good faith negotiations within thirty (30) days after such notice is received. In the event the designated officers are not able to resolve such dispute within such thirty (30) day period, or such other period of time as the Parties may mutually agree in writing, each Party shall have the right to pursue any and all remedies available at law or in equity.

17.2.
ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

17.3.
EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

18.	MISCELLANEOUS

18.1.
Independent Contractors.    The relationship between Endo and Supplier is that of independent contractors and nothing herein shall be deemed to constitute the relationship of partners, joint venturers, nor of principal and agent between Endo and Supplier. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any Third Party.

18.2.
Assignment; Subcontractors.    This Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party; provided that either Party may, without such consent, assign this Agreement (a) in connection with the transfer or sale of all or substantially all of the assets of such Party or the line of business of which this Agreement forms a part, (b) in the event of the merger or consolidation of a Party hereto with another; or (c) to any Affiliate of the assigning Party. Any purported assignment in violation of the preceding sentence shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve either Party of responsibility for the performance of any obligation which accrued prior to the effective date of such assignment. Supplier may not use subcontractors to perform any part of this Agreement without Endo’s prior written consent, which consent shall not be unreasonably withheld or unduly delayed.

18.3.
Continuing Obligations.    Termination, assignment or expiration of this Agreement shall not relieve either Party from full performance of any obligations including payment obligations incurred prior thereto.

18.4.
Waiver. Neither Party’s waiver of any breach or failure to enforce any of the terms and conditions of this Agreement, at any time, shall in any way affect, limit or waive such Party’s right thereafter to enforce and compel strict compliance with every term and condition of this Agreement.

18.5.
Severability. Each Party hereby expressly agrees that it has no intention to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries, and that if any word, sentence, paragraph, clause or combination thereof in this Agreement is found by a court or executive body with judicial powers having jurisdiction over this Agreement or either Party hereto, in a final unappealled order, to be in violation of any such provisions in any country or community or association of countries, such words, sentences, paragraphs, clauses or combination shall be inoperative in such country or community or association of countries and the remainder of this Agreement shall remain binding upon the Parties, so long as enforcement of the remainder does not violate the Parties’ overall intentions in this transaction.

18.6.
Exhibits, Schedules and Attachments.    Any and all exhibits, schedules and attachments referred to herein form an integral part of this Agreement and are incorporated into this Agreement by such reference.

18.7.
Notice.    All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered personally or sent by (a) registered or certified mail, return receipt requested, (b) a nationally-recognized courier service guaranteeing next-day delivery, charges prepaid or (c) e-mail, as the case may be. Any such notices shall be addressed to the receiving Party at such Party’s address set forth below, or at such other address as may from time to time be furnished by similar notice by either Party.

If to Supplier:    Jubilant HollisterStier LLC
1155 Business Center Drive, Suite 220
Horsham, PA 19044 Attention: Corporate Legal

Email: mitchell_guss@jubl.com
Copy to:
Jubilant Life Sciences Limited, Plot 1A, Sector 16A
Noida – 201301, India Attention: Legal Department
Email: head_legal@jubl.com

If to Endo:	Endo Ventures Limited Minerva House Simmonscourt Road Ballsbridge, Dublin 4, Ireland
Attention: Vice President, Supply Operations

Email: moes.michael@endo.com

With a copy to:
Minerva House Simmonscourt Road Ballsbridge, Dublin 4, Ireland
Attention: International Legal Counsel

Email: dunlea.orla@endo.com

18.8.
Counterparts.    This Agreement and any amendment or supplement hereto may be executed in any number of counterparts and any Party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. The execution of this Agreement and any such amendment or supplement by any Party hereto will not become effective until counterparts hereof have been executed by both Parties hereto.

18.9.
Governing Law; Entire Agreement. The validity, interpretation and performance of this Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to the choice of laws and conflicts of laws provisions thereof. This Agreement constitutes the full understanding of the Parties and a complete and exclusive statement of the terms of their agreement for the purpose of this Agreement. No terms, conditions, understanding, or agreement purporting to modify or vary the terms of this Agreement shall be binding unless hereafter made in writing and signed by the Party to be bound. No modification to this Agreement shall be effected by the acknowledgement or acceptance of any Purchase Order or shipping instruction forms or similar documents containing terms or conditions at variance with or in addition to those set forth herein.

18.10.	Headings. Paragraph headings and captions used herein are for convenience of reference only and shall not be used in the construction or interpretation of this Agreement.

18.11.	Survival. Section 8, 11.5, 13.1, 13.2, 13.3, 13.4, 15, 17 and 18 shall survive for five years from the termination or expiration of this Agreement.

18.12.	Exhibits. The following Exhibit is attached hereto and incorporated herein by reference:

Exhibit 1: Product Supply Scope:

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representative as of the Effective Date.

ENDO VENTURES LIMITED	JUBILANT HOLLISTERSTIER LLC

By: /s/Michael Moes	By: /s/Amit Arora
Name: Michael Moes	Name: Amit Arora
Title: Director	Title: Business Head & CMO

EXHIBIT 1

PRODUCT SUPPLY SCOPE (PSS) No. #
This Product Supply Scope ("PSS") dated    is subject to the terms of the Master Supply Agreement dated 1 January 2016 (the "Agreement") between Endo Ventures Limited, for itself and its subsidiaries each of which shall be bound by this Agreement as if each had separately executed this Agreement, (collectively "Endo") and Jubilant HollisterStier LLC ("Supplier"). Pursuant to the Agreement, Supplier has agreed to perform certain Services, as defined in the Agreement, in accordance with written PSS such as this one describing such Services.
The Parties hereby agree as follows:

1.	Services to be Provided and Schedule for Providing Services: Supplier will render such Services as described below:

a.	Product.
Describe the specific Product(s).

b.	Services. Supplier will provide the following Services to Endo:
Describe the specific Services to be conducted by Supplier.

c.	Free Goods Issue:
Describe the specific Free Goods Issue to be provided by Endo to Supplier.

d.	Supplier Liability of Free Goods Issue.
Describe Supplier liability for Free Goods Issue provided by Endo.

e.	Authorized Sub-contractors: (list)

f.	Equipment.
Describe any equipment that will be provided or paid for by Endo, to be used by Supplier in performance of the Services.

2.	Main Contact at Supplier: The individual set forth below in this Paragraph shall be Supplier’s primary contact with regard to Services under this PSS:

Title:
Telephone:
E-mail:

Main Contact at Endo: The individual set forth below in this Paragraph shall be Endo's primary contact with regard to Services under this PSS:

Name:
Title:
Telephone:
E-mail:

3.	Fee Rate and Payment Schedule: Endo shall pay Supplier for the Services performed hereunder in accordance with the payment schedule provided below:

a.	Product Price in U. S. Dollars:

b.	Lock Period:
The total amount paid by Endo to Supplier for fees associated with the Services covered under this PSS shall not exceed the estimates set forth above without the prior written approval of Endo.
Supplier shall send all invoices to: accounts.payable@endo.com
OR
Endo Ventures Limited Attn: Accounts Payable
P.O. Box 455 Devault, PA 19432
OR
eFax: 610-884-5879

4.
The provisions of the Agreement are incorporated by reference and made part of this PSS. This PSS and any attachments, together with the Agreement, shall constitute the entire agreement of the parties with regard to the Services. To the extent that the terms of the PSS and the Agreement are inconsistent, the terms of the Agreement shall control.

ACKNOWLEDGED, ACCEPTED AND AGREED TO:

	ENDO		SUPPLIER

By:		By:
Name:	Michael Moes	Name:
Title:	Director	Title: